UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2010

KKR Financial Holdings LLC

(Exact Name of Registrant as specified in its charter)

Delaware	001-33437	11-3801844
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, 50th Floor, San Francisco, California	94104
(Address of principal executive office)	(Zip Code)

415-315-3620

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Underwriting Agreement

On January 12, 2010, KKR Financial Holdings LLC (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with KKR Financial Advisors LLC and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as representatives (the “Representatives”) of the underwriters (collectively, the “Underwriters”) to issue and sell $150 million aggregate principal amount of 7.50% Convertible Senior Notes due January 15, 2017 (the “Notes”) in a public offering pursuant to a Registration Statement on Form S-3 (Registration No. 333-143451) (the “Registration Statement”) and a related prospectus, including the related prospectus supplement, filed with the Securities and Exchange Commission.  Pursuant to the Underwriting Agreement, the Company granted the Underwriters an option to purchase up to an additional $22.5 million aggregate principal amount of Notes solely to cover over-allotments, which on January 12, 2010, the Representatives exercised in full.  The Underwriting Agreement is attached hereto as Exhibit 1.1.

Indenture

The Notes were issued pursuant to an indenture, dated as of January 15, 2010, between the Company and Wells Fargo Bank, National Association, as trustee (the “Base Indenture”), and a supplemental indenture thereto dated as of January 15, 2010 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).  Terms of the Indenture are described in the section entitled “Description of Notes” of the prospectus supplement, dated January 12, 2010, filed with the Securities and Exchange Commission by the Company on January 13, 2010 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Prospectus Supplement”), which is incorporated herein by reference.

The Notes bear interest at a rate of 7.50% per year on the principal amount, accruing from January 15, 2010.  Interest is payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2010.  The Notes will mature on January 15, 2017 unless previously redeemed, repurchased or converted in accordance with their terms prior to such date.

Holders of the Notes may convert their Notes at the applicable conversion rate (as described below) at any time prior to the close of business on the business day immediately preceding the stated maturity date subject to the Company’s right to terminate the conversion rights of the Notes (as described below).  The Company may satisfy its obligation with respect to Notes tendered for conversion by delivering to the holder either cash, common shares, no par value, issued by the Company (the “Shares”) or a combination thereof.  Accordingly, upon conversion of a Note, accrued and unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.

The initial conversion rate for each $1,000 principal amount of Notes is 122.2046 of Shares.  This is equivalent to an initial conversion price of approximately $8.18 per Share.  In addition, if certain fundamental change transactions occur, if the Company elects to redeem the Notes or terminate the conversion rights (as described below), then, in each case, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such a transaction, redemption or termination in certain circumstances as described in the Prospectus Supplement.  The conversion rate may also be adjusted under certain other circumstances, including the payment of a quarterly cash distribution in excess of $0.05 per Share, but will not be adjusted for accrued and unpaid interest on the Notes.

The Company may elect to terminate the conversion rights effective on or after January 15, 2013 if the closing sale price of the Shares exceeds 150% of the conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date the Company provides notice of its election to terminate the conversion rights.

The Company may also redeem the Notes for cash at any time if the Company determines that it is necessary to preserve the real estate investment trust (“REIT”) status of any of its subsidiaries.  The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The ability of a holder to convert the Notes into Shares is restricted by the Company’s operating agreement.  Among other things, the operating agreement provides that, subject to certain exceptions, no person may beneficially or constructively own Shares in excess of 9.8% in value or number, whichever is more restrictive, of the Company’s outstanding Shares.  This limitation is intended to help the Company protect the qualification of any REIT subsidiary.  The Indenture provides that, notwithstanding any other provision of the Indenture or Notes, no holder of Notes will be entitled to convert such Notes to the extent that receipt of Shares would violate the 9.8% limit on share ownership contained in the Company’s operating agreement.

Upon a change in control or a termination of trading, as defined in the Indenture, the holders may require the Company to repurchase all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to the repurchase date.

The Notes are the Company’s senior, unsecured obligations and rank equally in right of payment with all of the Company’s existing and future indebtedness that is not contractually subordinated to the Notes.  However, the Notes are effectively subordinated to all of the Company’s existing and future secured debt, to the extent of the assets securing such debt, and are structurally subordinated to all indebtedness and preferred equity of the Company’s subsidiaries.  The Indenture does not limit the amount of indebtedness that the Company or any of its subsidiaries may incur.

The following events are considered “Events of Default,” which may result in the acceleration of the maturity of the Notes:

•                  default in the payment of any principal amount or any redemption price or repurchase price due with respect to the Notes, when the same becomes due and payable;

•                  default in payment of any interest under the Notes, which default continues for 30 days;

•                  default in the delivery when due of amounts owing upon conversion, whether due in cash, common shares or a combination thereof, upon exercise of a holder’s conversion right in accordance with the Indenture;

•                  the Company’s failure to provide notice of the occurrence of a fundamental change when required under the Indenture which default continues for 5 days;

•                  the Company’s failure to comply with any other term, covenant or agreement in the Notes or the Indenture upon the Company’s receipt of written notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the Notes, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•                  default after the expiration of any applicable grace period in the payment of principal when due on, or resulting in acceleration of, indebtedness of the Company or certain subsidiaries for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $60 million and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, prior to written notice of acceleration of the Notes;

•                  failure by the Company or certain subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $60 million, which judgments are not paid, discharged or stayed for a period of 30 days after such judgments become final and non-appealable; and

•                  certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its subsidiaries.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Base Indenture, the Supplemental Indenture and related global note, which are included as Exhibits 4.1, 4.2 and 4.3, respectively, hereto and are incorporated herein by reference.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

The following documents are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description
1.1

Underwriting Agreement, dated as of January 12, 2010, among the Company, KKR Financial Advisors LLC and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

4.1	Indenture, dated as of January 15, 2010, between the Company and Wells Fargo Bank, National Association.

4.2	Supplemental Indenture, dated as of January 15, 2010, between the Company and Wells Fargo Bank, National Association.

4.3	Form of 7.50% Convertible Senior Note due January 15, 2017 (included in Exhibit 4.2 hereto).

99.1	Opinion of Richards, Layton & Finger, P.A., relating to the validity of the Shares.

99.2	Opinion of Simpson Thacher & Bartlett LLP, relating to the validity of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR FINANCIAL HOLDINGS LLC

By:	/s/ JEFFREY B. VAN HORN
Name:	Jeffrey B. Van Horn
Title:	Chief Financial Officer

Date: January 15, 2010